As filed with the Securities and Exchange Commission on December 26, 2012

Registration No.

333-161412 333-160691 333-160690 333-152024 333-128255	333-111330 333-101920 333-86902 333-72228 333-59644	333-30154 333-60233 333-60231 333-45729 333-05951

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-161412

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-160691

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-160690

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-152024

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-128255

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-111330

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-101920

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-86902

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-72228

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-59644

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-30154

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-60233

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-60231

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-45729

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-05951

UNDER THE SECURITIES ACT OF 1933

JDA Software Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-0787377
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

NEW HIRE EMPLOYMENT INDUCEMENT AWARDS

JDA SOFTWARE GROUP, INC. 2005 PERFORMANCE INCENTIVE PLAN

JDA SOFTWARE GROUP, INC. 2008 EMPLOYEE STOCK PURCHASE PLAN

STANDALONE NONSTATUTORY STOCK OPTION GRANT TO MR. WILLIAM C. KEIPER

JDA SOFTWARE GROUP, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN

JDA SOFTWARE GROUP, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN

JDA SOFTWARE GROUP, INC. 1996 STOCK OPTION PLAN

JDA SOFTWARE, INC. 401(K) PROFIT SHARING PLAN

JDA SOFTWARE GROUP, INC. 1998 NONSTATUTORY STOCK OPTION PLAN

JDA SOFTWARE GROUP, INC. 1995 STOCK OPTION PLAN

JDA SOFTWARE GROUP, INC. 1996 OUTSIDE DIRECTORS STOCK OPTION PLAN

JDA SOFTWARE GROUP, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

David Kennedy Chief Legal Officer JDA Softwre Group, Inc. 14400 North 87th Street Scottsdale, Arizona 85260-3649	85260
(Address of principal executive offices)	Zip Code

(480) 308-3000

(Registrant’s telephone number, including area code)

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Abigail Bomba, Esq.

Richard Steinwurtzel, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street, NW

Washington, DC 20006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by JDA Software Group, Inc., Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-161412	Aug. 18, 2008	New Hire Employment Inducement Awards	137,500
333-160691	Jul. 20, 2009	JDA Software Group, Inc. 2005 Performance Incentive Plan	2,000,000
333-160690	Jul. 20, 2009	New Hire Employment Inducement Awards	131,250
333-152024	Jun. 30, 2008	JDA Software Group, Inc. 2008 Employee Stock Purchase Plan	1,500,000
333-128255	Sep. 12, 2005	JDA Software Group, Inc. 2005 Performance Incentive Plan	1,000,000
333-111330	Dec. 18, 2003	JDA Software Group, Inc. 1996 Stock Option Plan	1,200,000
333-101920	Dec. 18, 2002	JDA Software Group, Inc. 1999 Employee Stock Purchase Plan	750,000
333-86902	Apr. 25, 2002	JDA Software Group, Inc. 1998 Nonstatutory Stock Option Plan Standalone Nonstatutory Stock Option Grant to Mr. William C. Keiper	350,000 18,750
333-72228	Oct. 25, 2001	JDA Software Group, Inc. 1999 Employee Stock Purchase Plan	750,000
333-59644	Apr. 27, 2001	JDA Software Group, Inc. 1996 Stock Option Plan JDA Software Group, Inc. 1998 Nonstatutory Stock Option Plan	3,375,000 225,000
333-30154	Feb. 11, 2000	JDA Software Group, Inc. 1999 Employee Stock Purchase Plan	750,000
333-60233	Jul. 30, 1998	JDA Software, Inc. 1996 Stock Option Plan JDA Software, Inc. 1998 Employee Stock Purchase Plan	1,750,000 300,000
333-60231	Jul. 30, 1998	JDA Software, Inc. 401(k) Profit Sharing Plan	75,000
333-45729	Feb. 6, 1998	JDA Software Group, Inc. 1998 Nonstatutory Stock Option Plan	125,000
333-05951	Jun. 13, 1996

JDA Software Group, Inc. 1995 Stock Option Plan

JDA Software Group, Inc. 1996 Stock Option Plan

JDA Software Group, Inc. 1996 Employee Stock Purchase Plan

JDA Software Group, Inc. 1996 Outside Directors Stock Option Plan

			1,107,138 1,250,000 200,000 150,000

On November 1, 2012, the Company entered into an Agreement and Plan of Merger with RP Crown Parent, LLC, a Delaware limited liability company (“Parent”), and RP Crown Acquisition Sub, LLC, a Delaware limited liability company (“Purchaser”) and a direct subsidiary of Parent, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Parent. The Merger became effective at 10:38 a.m., New York City Time, on December 21, 2012, pursuant to the Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date of the Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Scottsdale, State of Arizona, on December 26, 2012.

JDA SOFTWARE GROUP, INC.

By:	/s/ David Kennedy
Name:	David Kennedy
Title:	Chief Legal Officer

Note: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.